Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-265062 and 333-188741), Form S-3 (File No. 333-276150), and Form S-4 (File No 333-260282) of First Internet Bancorp (the “Company”), of our reports dated March 13, 2024 on the consolidated financial statements of the Company as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023. We also consent to the incorporation by reference into those registration statements of our report dated March 13, 2024, on our audit of the internal control over financial reporting of the Company as of December 31, 2023, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

Indianapolis, Indiana
March 13, 2024